Exhibit 99.1

UCN REPORTS SECOND QUARTER 2008 RESULTS

Second Quarter SaaS Segment Revenue Up 29 Percent Over Year-Ago Quarter

Salt Lake City – August 7, 2008 – UCN, Inc. (NASDAQ: UCNN), innovator of all-in-one hosted contact center software for intelligent routing and agent improvement, today reported financial results for second quarter ended June 30, 2008.

SECOND QUARTER 2008 HIGHLIGHTS

•

Revenue for the SaaS segment increased 29% to $4.5 million in the second quarter, as compared to $3.5 million in SaaS revenue during the same period in 2007, bringing the total for the first half of 2008 to $8.9 million, a 59% increase from $5.6 million in SaaS segment revenue for the same period in 2007.

•	Consolidated revenue for the quarter was $19.3 million, compared to $20.0 million for the same period a year ago, bringing the total for the first half of 2008 to $39.2 million.

•	Consolidated costs of revenue as a percentage of revenue for the quarter improved by 2.0 percentage points to 53.7% from the same period in 2007.

•	Signed 29 new SaaS contracts during the quarter, including a Fortune 100 health care services provider and a Fortune 1000 energy services company.

“We saw a significant increase in new contract closes from Q1 to Q2,” said Paul Jarman, UCN CEO. “The key drivers of this accelerated sales activity include the need to solve multi-location challenges; the need to minimize capital expenditures; the need to support at-home workers, and the increasing acceptance of the SaaS model. I expect these key drivers, combined with progress within our partner program and the upcoming release of the inContact platform, will have a positive impact on UCN SaaS revenue for the remainder of 2008 and provide accelerated SaaS revenue growth in 2009.”

SECOND QUARTER FINANCIAL RESULTS

SaaS Segment Results

SaaS segment revenue totaled $4.53 million, an increase of 4% from $4.37 million in the previous quarter and a 29% increase from $3.50 million in the same period in 2007.

The SaaS segment includes all monthly recurring revenue related to the delivery of the company’s software applications plus the associated professional services and setup fees related to the software services product features (referred to as SaaS). See discussion of “Segment Reporting” below for further description of the current segment presentation method and segment financial results.

Consolidated Results

Revenue for the quarter decreased by $0.7 million to $19.3 million, as compared to $20.0 million for the same period in 2007 due to a decrease of $1.7 million in Telecom segment revenue from expected attrition. The company has focused more of its sales and marketing efforts on increasing SaaS segment revenue, which increased $1.0 million compared to the same period in 2007. Costs of revenue as a percentage of revenue improved by 2.0 percentage points to 53.7% during the quarter, as compared to the same period in 2007. This decrease is due to an increase in higher margin SaaS revenue primarily resulting from the addition of new customers. The company’s cost of revenue excludes certain costs such as depreciation and amortization related to the production of revenue.

Net loss for the quarter was $3.2 million, or $0.10 per share, as compared to a net loss of $1.6 million or $0.06 per share for the same period in 2007. The loss is attributable, in part, to depreciation and amortization expense of $1.4 million and non-cash stock-based compensation expense of $307,000. The increase in net loss was also the result of an investment in payroll in the areas of general and administrative expenses and research and development, primarily to support the growing SaaS segment.

Earnings before interest, taxes, depreciation and amortization (EBITDA) for the second quarter was a negative $1.6 million, which includes $307,000 of non-cash stock-based compensation expense. Year-to-date negative EBITDA grew to $2.8 million and includes $685,000 of non-cash stock-based compensation expense. EBITDA is a non-GAAP measure management believes provides important insight into UCN’s operating results (see reconciliation of non-GAAP measures below).

FINANCIAL OUTLOOK

UCN provides the following guidance for the full year of 2008:

•	SaaS revenue (defined as software and related fees only, with no telecom and related fees included) to range between $19 million and $20 million.

•	Consolidated revenue to range between $77 million and $80 million.

•	Consolidated costs of revenue expected to continue to decrease in 2008.

CONFERENCE CALL INFORMATION

UCN will host a conference call to discuss its second quarter 2008 results later today at 4:30 p.m. Eastern Time (1:30 p.m. Pacific)

Dial-In Number: 1-800-895-0231

International: 1-785-424-1054

Conference ID#: 7UCN

The call will be recorded and accessible as an audio file after the call from UCN’s investor page at www.ucn.net/investors. A replay of the call will be available via telephone after 7:30 today and until August 14, 2008:

Toll-free replay number: 1-800-839-2461

International replay number: 1-402-220-7219

(No replay pass code required)

Safe Harbor Statement under the Private Securities Litigation Reform Act of 1995

All statements included in this press release, other than statements or characterizations of historical fact, are forward-looking statements. These forward-looking statements are based on UCN’s current expectations, estimates and projections about UCN’s industry, management’s beliefs, and certain assumptions made by management, all of which are subject to change. Forward-looking statements can often be identified by words such as “anticipates,” “expects,” “intends,” “plans,” “predicts,” “believes,” “seeks,” “estimates,” “may,” “will,” “should,” “would,” “could,” “potential,” “continue,” “ongoing,” similar expressions, and variations or negatives of these words and include, but are not limited to, statements regarding projected results of operations and management’s future strategic plans. These forward-looking statements are not guarantees of future results and are subject to risks, uncertainties and assumptions that could cause our actual results to differ materially and adversely from those expressed in any forward-looking statement.

The risks and uncertainties referred to above include, but are not limited to, risks associated with UCN’s business model; our ability to develop or acquire, and gain market acceptance for new products, including our new sales and marketing and voice automation products, in a cost-effective and timely manner; the gain or loss of key customers; competitive pressures; its ability to expand operations; fluctuations in its earnings as a result of the impact of stock-based compensation expense; interruptions or delays in our hosting operations; breaches of our security measures; its ability to protect our intellectual property from infringement, and to avoid infringing on the intellectual property rights of third parties; and its ability to expand, retain and motivate our employees and manage its growth. Further information on potential factors that could affect our financial results is included in UCN’s Annual Report on Form 10-K, quarterly reports of Form 10-Q, and in other filings with the Securities and Exchange Commission. The forward-looking statements in this release speak only as of the date they are made. UCN undertakes no obligation to revise or update publicly any forward-looking statement for any reason.

UCN, INC.

CONDENSED CONSOLIDATED BALANCE SHEETS

(in thousands)

	June 30, 2008	December 31, 2007
	(Unaudited)
ASSETS
Current assets:
Cash and cash equivalents	$3,723	$2,760
Short-term investments	—	2,000
Accounts and other receivables, net of allowance for uncollectible accounts of $1,636 and $1,779, respectively	8,221	9,988
Other current assets	767	941

Total current assets	12,711	15,689

Property and equipment, net	7,106	6,375
Intangible assets, net	5,179	6,813
Goodwill	2,512	2,155
Auction rate preferred securities	890	—
Other assets	429	336

Total assets	$28,827	$31,368

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Current portion of long-term debt and capital lease obligations	$716	$781
Trade accounts payable	6,899	7,713
Accrued liabilities	2,753	2,120
Accrued commissions	1,301	1,470
Deferred revenue	934	338

Total current liabilities	12,603	12,422

Long-term debt and capital lease obligations	3,119	746
Other long-term liabilities and deferred revenue	277	172

Total liabilities	15,999	13,340

Total stockholders’ equity	12,828	18,028

Total liabilities and stockholders’ equity	$28,827	$31,368

UCN, INC.

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS - (Unaudited)

(in thousands except per share data)

	Three months ended June 30,		Six months ended June 30,
	2008	2007	2008	2007
Revenue	$19,285	$19,975	$39,166	$39,795
Operating expenses:
Costs of revenue (excluding depreciation and amortization shown separately below)	10,362	11,128	20,870	22,665
Selling and promotion	4,286	4,102	8,480	7,952
General and administrative	5,164	4,164	10,625	7,862
Depreciation and amortization	1,440	1,495	2,892	3,288
Research and development	1,078	447	2,036	875

Total operating expenses	22,330	21,336	44,903	42,642

Loss from operations	(3,045)	(1,361)	(5,737)	(2,847)
Other income (expense):
Interest income	11	3	31	18
Interest expense	(113)	(202)	(168)	(402)

Total other expense	(102)	(199)	(137)	(384)

Loss before income taxes	(3,147)	(1,560)	(5,874)	(3,231)
Income tax expense	3	2	6	5

Net loss	$(3,150)	$(1,562)	$(5,880)	$(3,236)

Net loss per common share:
Basic and diluted	$(0.10)	$(0.06)	$(0.19)	$(0.12)
Weighted average common shares outstanding:
Basic and diluted	31,039	28,166	31,033	27,243

Segment Reporting

Effective January 1, 2008, UCN’s management changed the way it manages the business and accordingly, UCN has changed the way it reports segments to reflect sales based on its two primary product service segments. The new segments are Software as a Service (“SaaS”) and Telecom, which is different than the previously reported Telecom segment. The SaaS segment includes all monthly recurring revenue related to the delivery of our software applications plus the associated professional services and setup fees related to the software services product features (referred to as SaaS). The new SaaS segment no longer includes any telecom revenue. SaaS software includes:

•	Skills-based routing,

•	Automated call distribution (“ACD”),

•	Self-service menus,

•	Speech recognition based automated interactive voice response,

•	Database integration with the contact handling technology,

•	Multimedia contact management (voice, fax, email, chat),

•	Management reporting features,

•	Performance optimization benchmarking,

•	Custom call routing and call flow design,

•	Workforce scheduling, simulation and forecasting,

•	Customer satisfaction tracking and scoring,

•	New hire screening and on-line training tools, and

•	One-time professional services and setup fees.

Prior to January 1, 2008, UCN managed and reported its financial results based on two customer segments: inContact and Telecom. The inContact segment included all product revenues from customers using any inContact services as well as their long distance voice and data services. The previous Telecom segment included all voice and data long distance services provided to customers not utilizing any inContact services.

Operating segment revenues and profitability for the three and six months ended June 30, 2008 and 2007 were as follows (in thousands):

	Three months ended June 30, 2008			Three months ended June 30, 2007
	Telecom	SaaS	Consolidated	Telecom	SaaS	Consolidated
Revenue (1)	$14,752	$4,533	$19,285	$16,471	$3,504	$19,975
Costs of revenue (excluding depreciation and amortization shown separately below)	10,251	111	10,362	11,058	70	11,128
Selling and promotion	1,311	2,975	4,286	1,683	2,419	4,102
General and administrative	3,116	2,048	5,164	2,995	1,169	4,164
Depreciation and amortization	724	716	1,440	800	695	1,495
Research and development	—	1,078	1,078	—	447	447

Loss from operations	$(650)	$(2,395)	$(3,045)	$(65)	$(1,296)	$(1,361)

	Six months ended June 30, 2008			Six months ended June 30, 2007
	Telecom	SaaS	Consolidated	Telecom	SaaS	Consolidated
Revenue (2)	$30,263	$8,903	$39,166	$34,149	$5,646	$39,795
Costs of revenue (excluding depreciation and amortization shown separately below)	20,666	204	20,870	22,555	110	22,665
Selling and promotion	2,720	5,760	8,480	3,656	4,296	7,952
General and administrative	6,542	4,083	10,625	5,889	1,974	7,862
Depreciation and amortization	1,437	1,455	2,892	2,002	1,285	3,288
Research and development	—	2,036	2,036	—	875	875

Loss from operations	$(1,102)	$(4,635)	$(5,737)	$47	$(2,894)	$(2,847)

(1)	SaaS segment revenue includes professional services revenue of $218,000 and $256,000 for the three months ended June 30, 2008 and 2007, respectively.

(2)	SaaS segment revenue includes professional services revenue of $474,000 and $449,000 for the six months ended June 30, 2008 and 2007, respectively.

Reconciliation of Non-GAAP Measures:

“EBITDA,” which is calculated as Earnings Before deductions for Interest, Taxes, Depreciation and Amortization, is not a measure of financial performance under generally accepted accounting principles (GAAP). EBITDA is provided for the use of the reader in understanding UCN’s operating results and is not prepared in accordance with, nor does it serve as an alternative to GAAP measures and may be materially different from similar measures used by other companies. While not a substitute for information prepared in accordance with GAAP, management believes that this information is helpful for investors to more easily understand our operating financial performance. Management also believes this measure may better enable an investor to form views of UCN’s potential financial performance in the future. This measure has limitations as an analytical tool, and investors should not consider EBITDA in isolation or as a substitute for analysis of our results prepared in accordance with GAAP.

	Three months ended June 30,
	2008	2007
Net loss	$(3,150)	$(1,562)
Depreciation and amortization	1,440	1,495
Interest income and expense, net	102	199
Income tax expense	3	2

EBITDA	$(1,605)	$134

	Six months ended June 30,
	2008	2007
Net loss	$(5,880)	$(3,236)
Depreciation and amortization	2,892	3,288
Interest income and expense, net	137	384
Income tax expense	6	5

EBITDA	$(2,845)	$441

UCN Contact: Aaron Glauser Communications Director 801-320-3468 aaron.glauser@ucn.net	Investor Contact: Liolios Group Inc Scott Liolios or Ron Both 949-574-3860 info@liolios.com